SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*
                           --------------------------
                          NABISCO GROUP HOLDINGS CORP.
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                   74960K 876
                      (CUSIP Number of Class of Securities)

                               Marc Weitzen, Esq.
                                 General Counsel
                                Legal Department,
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4350

                  (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on behalf of Filing Persons)

                                 April 10, 2000
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13D

CUSIP No. 74960K 876

1        NAME OF REPORTING PERSON
                  Barberry Corp.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (a) /X/
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  WC & OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                       / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7                 SOLE VOTING POWER
                         8,617,100

8                 SHARED VOTING POWER
                         0

9                 SOLE DISPOSITIVE POWER
                         8,617,100

10                SHARED DISPOSITIVE POWER
                         0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                         8,617,100

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
         /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.64%

14       TYPE OF REPORTING PERSON*
                  CO

                                  SCHEDULE 13D

CUSIP No. 74960K 876

1        NAME OF REPORTING PERSON
                                Icahn & Co., Inc.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (a) /X/
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  WC & OO

5C       HECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                       / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  8,272,900

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  8,272,900

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  8,272,900

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.5%

14       TYPE OF REPORTING PERSON*
                  CO

                                  SCHEDULE 13D

CUSIP No. 74960K 876

1        NAME OF REPORTING PERSON
                  High River Limited Partnership

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (a) /X/
                  (b) /   /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  WC & OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                       / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  14,347,200

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  14,347,200

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  14,347,200

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  4.4%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No. 74960K 876

1        NAME OF REPORTING PERSON
                  Riverdale LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (a) /X/
                  (b) /  /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  WC & OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                       / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  14,347,200

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  14,347,200

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  14,347,200

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  4.4%

14       TYPE OF REPORTING PERSON*
                  OO

                                  SCHEDULE 13D

CUSIP No. 74960K 876

1        NAME OF REPORTING PERSON
                  Carl C. Icahn

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (a) /X/
                  (b) /  /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  WC OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                       / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  31,237,200

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  31,237,200

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  31,237,200

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.6%

14       TYPE OF REPORTING PERSON*
                  IN

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



                                  SCHEDULE 13D

Item 1.  Security and Issuer

         The Schedule 13D filed with the U.S. Securities and Exchange Commission on February 4, 2000, and amended on March 2, 2000, March 13, 2000, March 30, 2000 and April 4, 2000 by the Registrants, relating to the common shares, par value $0.01 per share ("Shares"), of Nabisco Group Holdings Corp., a Delaware corporation ("Issuer"), is amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on Schedule 13D.

Item 4.  Purpose of the Transaction

         Item 4 is hereby amended to add the following:

         On April 10, 2000, Registrants and Issuer entered into a confidentiality agreement (the "Confidentiality Agreement"). Copies of the Confidentiality Agreement and a related press release are filed as Exhibit 1 and
Exhibit 2 hereto, respectively, and are incorporated herein by reference.

ITEM 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer

         Item 6 is hereby amended to add the following:

         On April 10, 2000 Registrants entered into a Confidentiality Agreement referred to in Item 4.

ITEM 7.  Material to be Filed as Exhibits

1. Confidentiality Agreement between High River Limited Partnership and Nabisco Group Holdings Corp., dated April 10, 2000

2.       Press Release, dated April 10, 2000



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                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 10, 2000


BARBERRY CORP.

By:_________________________________
         Name:  Carl C. Icahn
         Title: Chairmen of the Board and President

ICAHN & CO., INC.


By:__________________________________
         Name:  Carl C. Icahn
         Title: Chairman of the Board and President


HIGH RIVER LIMITED PARTNERSHIP

By:      RIVERDALE LLC,
         General Partner


         By:____________________________
             Name: Carl C. Icahn
             Title: Member

RIVERDALE LLC


By:___________________________________
         Name:  Carl C. Icahn
         Title: Member

________________________________
CARL C. ICAHN

     [Signature Page of the Amendment No. 5 to Schedule 13D with respect to
                         Nabisco Group Holdings Corp. ]

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